N E W S R E L E A S E

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

RiskMetrics Group - ISS Governance Services and Glass Lewis

Recommends Alpha Natural Resources Stockholders

Vote “FOR” Merger with Cliffs Natural Resources

ABINGDON, Va., November 12, 2008—Alpha Natural Resources, Inc. (NYSE: ANR) announced that RiskMetrics Group – ISS Governance Services and Glass Lewis & Co., two leading independent proxy advisory firms, have both recommended that Alpha stockholders vote "FOR" the adoption of the merger agreement with Cliffs Natural Resources Inc. (NYSE: CLF). This is consistent with the “FOR” recommendations previously issued by two other independent proxy advisors, Proxy Governance, Inc., and Egan-Jones Proxy Services.

In recommending that Alpha stockholders vote to approve the merger with Cliffs, ISS stated:

“The deal offers Alpha shareholders a significant premium, with a sizeable portion of the merger consideration in cash. Further, should Alpha shareholders approve the transaction while Cliffs' shareholders reject the deal, Alpha would be entitled to receive a termination fee of $100 million. Conversely, should Alpha shareholders reject the transaction while Cliffs' shareholders approve the transaction, Alpha would be required to pay the termination fee instead.”

ISS concluded their analysis with the following:

“Based on the review of the terms of the transaction and the factors described above, in particular the merger premium and strategic rationale, the merger agreement warrants shareholder support.”

In recommending that Alpha stockholders vote to approve the merger with Cliffs, Glass Lewis stated:

“In our opinion, the Alpha board of directors conducted a lengthy and thorough evaluation of strategic alternatives before entering into this transaction...In light of the thorough board process and significant implied equity premium, we believe that Alpha shareholders should support the proposed merger.  As structured, the transaction offers shareholders cash consideration that equals 90% of its recent stock price plus a continued interest in the combined company.”

The board of directors of Alpha Natural Resources continues to recommend that stockholders vote "FOR" the adoption of the merger agreement at the company’s upcoming special meeting.

Holders in need of assistance voting their shares can call Alpha Natural Resources’ proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 887-0082.

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One Alpha Place •  P.O. Box 2345 •  Abingdon VA  •   24212 •  866-322-5742 •  276-619-4410 •  www.alphanr.com

Alpha Natural Resources, Inc.

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About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 62 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,800 people.

ANRG

Investor/Media Contact: Ted Pile (276) 623-2920

Additional Information and Where to Find It

In connection with the proposed merger, Cliffs has filed with the SEC a Registration Statement on Form S-4 (File No. 333-152974), as amended, that includes a definitive joint proxy statement of Alpha and Cliffs that also constitutes a final prospectus of Cliffs. Alpha has mailed the joint proxy statement/prospectus to its stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY ALPHA AND CLIFFS WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a free copy of the joint proxy statement/prospectus and other related documents filed by Alpha and Cliffs with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and the other related documents filed by Cliffs may also be obtained for free by accessing Cliffs’ website at www.cliffsnaturalresources.com and clicking on the “For Investors” link and then clicking on the link for “SEC Filings”. The documents relating to the proposed merger filed by Alpha may also be obtained for free by accessing Alpha’s website at www.alphanr.com by clicking on the link for “Investor Relations” and then clicking on the link for “SEC Filings”.

Participants in Solicitation

Alpha, Cliffs and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Cliffs shareholders or Alpha stockholders, as applicable, in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Cliffs shareholders or Alpha stockholders, as applicable, in connection with the proposed merger are set forth in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (File No. 333-152974), as amended, filed by Cliffs with the SEC relating to the proposed merger. You can find information about Cliffs’ executive officers and directors in this joint proxy statement/prospectus contained in the Registration Statement on Form S-4 relating to the merger filed by Cliffs with the SEC and in Cliffs’ definitive proxy statement filed with the SEC on March 26, 2008. You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on March 27, 2008. You can obtain free copies of these documents from Alpha or Cliffs by accessing each company’s website as indicated above.

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